EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form SB-2 filed with the SEC (the "Registration Statement") of Ventures-National, Inc. (the "Company"), of our report dated October 21, 2004, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, relating to our audit of the consolidated financial statements appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to our firm under the caption "Experts".

/s/ Wolf & Company, P.C. WOLF & COMPANY, P.C.
BOSTON, MASSACHUSETTS
October 13, 2005